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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT ("Agreement") made this 31st day of December, 2002 by and between Great Lakes Aviation, Ltd., an Iowa corporation ("Company") and Charles R. Howell ("Employee").

        WHEREAS, the Company and Employee desire to enter into this Agreement to set forth all terms and conditions of Employee's employment by the Company.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Employee and the Company desire to enter into this Agreement, upon the terms and conditions hereinafter set forth.

        1. Employment; Duties. During Employee's employment hereunder, he shall serve as the Company's Chief Executive Officer and have the overall responsibility for the performance of the Company. Employee will have the day-to-day responsibility for making decisions relating to all aspects of the Company's flight operations, maintenance, marketing, scheduling, customer service, personnel, administrative functions, finance and government relations functions of the airline, and shall have the authority to and shall perform such functions and exercise such powers and duties as are customary for such position. Employee shall devote his full time, attention, knowledge and skill exclusively to the loyal service of the Company and shall perform all duties reasonably assigned to him by the Board of Directors of the Company. Additionally, Employee shall do such traveling as may reasonably be required by the Company in connection with the performance of his duties and responsibilities. Employee represents and warrants to the Company that (a) his acceptance of employment under this Agreement and his performance of the duties contemplated herein are not in conflict with any obligation, undertaking or agreement between Employee and any third party including, without limitation, any of Employee's former employers, and (b) he has not and will not, during the course of his employment with the Company, disclose or utilize without permission any confidential or proprietary information, trade secrets, materials, documents or property owned by any third party including, without limitation, any of Employee's former employers.

        2.      Term. The employment of Employee by Company as provided in
Section 1 will commence on December 31, 2002, and end on the day preceding the second anniversary date of this Agreement ("Expiration Date"), unless terminated as hereinafter provided or extended. Such Expiration Date may be extended for up to two successive in one year terms, unless either Employee or Company gives the other written notice at least six months prior to the anniversary date of intention not to extend this Agreement,. The Board of Director's will for it's part complete a contract review for the purpose of an extension and or closure six months before the Expiration Date noted.

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        3.      Compensation and Related Matters.

                3.1 Base Salary. The Company shall pay to Employee an annual base salary of One Hundred Twenty Thousand Dollars ($120,000), payable in periodic installments in accordance with the standard payroll practices of the Company in effect from time to time. Employee's base salary shall be reviewed for potential adjustments on the basis of performance from time to time.

                3.2 Incentive Compensation. Employee shall be entitled to participate in an incentive compensation program to be developed by the Company, and approved by the Board of Directors, to be effective December31, 2002, or such other time as a corporate restructuring is effectuated.

                3.3 Fringe Benefits. Employee shall be entitled to participate in and to receive benefits on an ongoing basis as are customarily provided to the executive officers of the Company.

                3.4 Vacation. Employee shall be entitled to four weeks of vacation in each fiscal year which, without approval by the Board of Directors, cannot be banked from year-to-year determined in accordance with Company's vacation policy approved from time to time. Employee shall also be entitled to all paid holidays and personal days given by Company to its employees generally.

                3.5 Expenses. Company will reimburse Employee for all reasonable business expenses incurred in performing services hereunder, upon Employee's presentation to Company from time to time of itemized accounts describing such expenditures, all in accordance with Company's policy in effect from time to time with respect to the reimbursements of business expenses.

                3.6 Withholding. As applicable, all payments to Employee under this Section 3 shall be subject to required withholding for federal and state income taxes, FICA contributions and other required deductions.

                3.7 Place of Employment. The place of Employee's employment (the "Place") is Cheyenne, Wyoming. Such Place may change to accommodate the needs of the Company. Reasonable and necessary moving expenses from Nashville to Cheyenne will be reimbursed by the Company.

                3.8 Stock Options. Employee and the Company shall enter into a Stock Option Agreement pursuant to the Company's 1993 Stock Option Plan, to be dated effective December 31, 2002, or such other date that a corporate restructuring is effectuated. Employee will be granted 200,000 stock options to purchase shares of the Company's common stock at an exercise price of $0.40 per share. Such options shall vest ratably on the first and second anniversary date of this Agreement.

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        4.      Termination.

                4.1 Death. Employee's employment hereunder shall terminate upon his death.

                4.2 By Company for Disability. Subject to applicable law, Company shall have the right to terminate Employee's employment hereunder if Employee becomes Disabled, upon delivery of a Notice of Termination to Employee. For the purposes hereof Employee shall be deemed "Disabled" if: (i) as a result of Employee's incapacity due to physical or mental illness, including without limitation, chemical dependency, Employee shall have been unable to perform the major duties of his employment for three months (whether or not consecutive) during any twelve month period; or (ii) Employee is found to be permanently disabled by (A) any insurer pursuant to the terms of any insurance contract then in effect, (B) the Social Security Administration for purposes of Social Security disability payments or (C) by any tribunal or court. Upon request of the Board of Directors (or if there be only two members of the Board of Directors) by any member of the Board of Directors, Employee agrees to submit to successive medical examinations by such physicians as may be designated by the Board of Directors and shall consent to the disclosure of the results of such examinations and a prognosis relative to Employee's condition. Any and all such examinations shall be conducted at the expense of the Company.

                4.3 By Company for Cause. Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, Company shall have "Cause" to terminate Employee's employment hereunder upon (i) the material failure by Employee to perform his duties hereunder if such failure has not been cured within ten days after written demand for performance is delivered by Company that specifically identifies the manner in which Company believes Employee has not performed his duties,
        (ii) the willful engaging by Employee in conduct which evidences a disregard for the interests of Company, momentarily or otherwise, including material violation of the established rules, regulations and policies of Company or (iii) the commission by Employee of a felony, gross misdemeanor or act of dishonesty.

                4.4 By Employee for Company's Breach. Prior to the Expiration Date, Employee may terminate his employment hereunder for a failure by Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after written notice of such noncompliance has been given by Employee to Company.

                4.5 Notice of Termination. Any termination of Employee's employment by Company or by Employee (other than termination pursuant to Subsection 4.1 hereof) shall be communicated by written Notice of Termination to the other party hereto.

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                4.6     Date of Termination. "Date of Termination" shall mean:
        (a) if Employee's employment is terminated by his death, the date of his death; and (b) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given.

        5.      Compensation Upon Termination or During Disability.

                5.1 During Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Employee shall continue to receive the full compensation for which he is entitled to offset by his base draw(offset by any payments to Employee received pursuant to disability benefit plans maintained by Company or disability benefits from governmental entities) until his employment resumes or is terminated pursuant to Section 4 hereof, and upon such termination, Employee shall be entitled to all amounts to which Employee is entitled pursuant to Company disability plans, programs and policies all in accordance with the terms thereof.

                5.2 Death. If Employee's employment is terminated by his death, Company shall, within ten days following the date of Employee's death, pay to Employee's estate or Employee's designated beneficiary the full amount of compensation owed to him through the Date of Termination, and, thereafter, payment of any other amounts to which Employee is entitled pursuant to Company death benefit plans, programs and policies in accordance with the terms thereof.

                5.3 Termination Without Cause. Employee shall be an at-will employee of the Company. Employee may be terminated by the Company at any time for any reason, or no reason, upon six months written notice. Employee may terminate his employment upon six months notice. If Employee is terminated by the Company without cause or by Employee because of Company's breach of this Agreement, Employee shall receive his regular base pay for the remainder of the contract period. Stock options, if any, shall continue to vest during the remainder of the contract period.

                5.4 Termination With Cause. If Employee is terminated with Cause, compensation shall be paid to Employee through the Date of Termination and all unvested stock options, if any, will terminate as of that date.

        6. Non-Disclosure. Employee acknowledges that he has received and will continue to receive and contribute to the production of confidential information concerning the Company's business, or in certain cases, the business of its customers ("Confidential Information"). Except as required by his duties hereunder, Employee will not, either during his employment by Company or at any time thereafter, use any Confidential Information for his own benefit or disclose any Confidential Information to any third person. Employee agrees to refrain from any acts or omissions that would reduce the value of the Confidential Information. Upon termination of Employee's

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employment with Company, Employee shall leave with or return to Company all records, correspondence, compositions, articles, writing, programs, codes, devices, equipment, other papers which incorporate, embody or disclose any Confidential Information (whether written, prepared or made by Employee or others), including all copies and memorializations thereof. The obligations set forth in this Section 6 shall not apply to any information or knowledge the entirety of which is now publicly known or subsequently becomes publicly known, other than as a direct or indirect result of the breach of this Agreement by Employee or the breach of a confidentiality obligation owed to Company by any third party. For the purposes hereof:

                (a) The term "Confidential Information" means all information or material proprietary to Company or designated as Confidential Information by Company or by a customer of the Company and not generally known by non-Company personnel, of or to which Employee obtains knowledge or access through or as a result of Employee's relationship (whether prior or subsequent to the date hereof) with Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), discoveries, inventions (whether or not patentable), ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, devices, source codes, object codes, documentation, formulae, patterns, computations, diagrams, flow charts, research and development data, programs, processes, procedures, know-how, Trade Secrets, marketing techniques and materials, strategies, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information. Confidential Information also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as Confidential Information, whether or not owned by or developed by Company.

                (b) The term "Trade Secrets" means information, including a formula pattern, compilation, program device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        7.      Intellectual Property.

                (a) Disclosure and Assignment. Employee shall promptly disclose in writing to Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, authored, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the term of this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business,

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        products, practices or techniques of the employer (hereinafter referred to as "Developments"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of Company and hereby assigns and agrees to assign to Company any and all of Employee's right, title and interest in and to any and all of such Developments.

                (b) Limitation on Section 7(a). The provisions of Section 7(a) shall not apply to any Development meeting the following conditions:

                        (i) such Development was developed entirely on Employee's own time; and

                        (ii) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and

                        (iii) such Development does not relate (A) directly to the business of Company, or (B) to Company's actual or demonstrably anticipated research or development; and

                        (iv) such Development does not result from any work performed by Employee for Company.

                (c) Assistance of Employee. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the term of this Agreement or thereafter, Employee shall do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

                (d) Records. Employee shall keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by Company. Such accounts, notes, data and records shall be the property of Company, and, upon its request, Employee shall promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Employee shall surrender the same, and all copies thereof, to Company upon the conclusion of his employment.

                (e) Obligations, Restrictions and Limitations. Employee understands that Company may enter into agreements or arrangements with agencies of the United States Government, and that Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee agrees that he shall be bound by all such obligations,

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        restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

        8. Covenant Not To Compete. Employee agrees that during his employment by Company, while receiving compensation under this Agreement and for one year following Employee's Date of Termination, whichever occurs later, he shall not, unless agreed to in writing by the Company, directly or indirectly, in any manner or capacity (whether alone or as a partner, joint venturer or stockholder, or creditor, agent, advisor, officer, director or employee for any person, or through any agency or by any other means whatsoever) engage in any activity or conduct which competes with any business conducted by the Company or call upon or otherwise solicit any Accounts or Customers. For the purposes hereof "Accounts" and "Customers" shall mean any Accounts or Customers which the Company has done business with within the 24-month period preceding the termination of Employee's employment, or any Accounts or Customers to whom the Company has made a business proposal to or solicited business from. Employee acknowledges that this Covenant Not To Compete was contained in Company's initial offer of employment to Employee and was an integral part of said offer of employment.

        9. Injunctive Relief. Employee acknowledges and agrees that it would be difficult to compensate Company fully for damages for any violation of the provisions of Sections 7 and 8 of this Agreement. Accordingly, Employee specifically agrees that Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement, that such relief may be granted without the necessity of proving actual damages, and that, in connection with any such proceeding Employee shall waive and hereby waives the defense that Company has an adequate remedy at law. This provision with respect to injunctive relief shall not, however, diminish the right of Company to claim and recover damages in addition to injunctive relief. If any court shall determine that Company is entitled to injunctive relief, Company shall not be required to furnish a bond to obtain such preliminary or temporary relief.

        10. Arbitration. Any claims or disputes of any nature between the parties arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement shall be resolved exclusively by arbitration before the American Arbitration Association, pursuant to the Association's rules for commercial arbitration.

                (a) The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons whom each party intends to call as witnesses at the hearing.

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                (b)     This paragraph 10 shall have no application to claims by
        the Company asserting violations of or seeking to enforce, by injunction or otherwise, regarding the Noncompetition, Confidentiality and Inventions provisions of this Agreement. Such claims may be maintained by the Company in a lawsuit

        11.     Miscellaneous.

                11.1 Recitals. The recitals to this Agreement are true and correct and constitute a part of this Agreement.

                11.2 No Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party hereto without the written consent of the other parties.

                11.3 Remedies Cumulative. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

                11.4 Notices. All notice, requests, and other communications from any of the parties hereto to another shall be in writing and shall be considered to have been fully given or served if personally delivered, telecopied, sent by national overnight delivery service, or sent by first class, certified or registered mail, return receipt requested, postage prepaid, to the party at his or its address as provided below, or to such other addresses such party may hereinafter designate by written notice to the other parties: (a) if to the Company, to Great Lakes Aviation, Ltd., 1022 Airport Parkway, Cheyenne, Wyoming 82001, Attention: Douglas G. Voss, or (b) if to Employee, to the address last shown for Employee in the records of the Company. Such notice shall be deemed to be received when delivered if delivered personally, upon receipt of electronic sent confirmation (or other confirmation of receipt) if telecopied, the next business day if sent by a national overnight delivery service, or three business days after the date mailed if sent by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

                11.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Iowa.

                11.6 Entire Agreement; Amendment. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertaking, both written and oral, among the parties hereto relating to the subject matter hereof. There are no representations, warranties, covenants,

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        statements, conditions, terms of obligations other than those contained herein or relating to the subject matter hereof. No amendments or modifications to or variations of this Agreement shall be deemed valid unless in writing and executed by Employee and Company.

                11.7 Meanings of Pronouns; Singular and Plural Words. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which any word is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

                11.8 Interpretation. When a reference is made in this Agreement to Sections or Subsections such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                11.9 Benefit. This Agreement shall inure to the benefit of and be enforceable by Employee or by Employee's personal and legal representatives, executors, administrators, heirs, devisees and legatees.

                11.10 Severability; Blue Pencil. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration of or geographical extent of, or business activities covered by, the noncompetition covenant contained in Section 8 be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                11.11 No Waiver. No delay on the part of either party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver, express or implied, by either party of any right hereunder, or of any failure to perform hereunder or breach hereof by either party, constitute or be deemed to constitute a waiver of any other failure to perform hereunder or breach hereof by either party, whether of a similar or dissimilar nature thereto.

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                11.12   Attorneys' Fees. If any litigation shall ensue between
        the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party its reasonable attorneys' and other fees and expenses, if and to the extent fixed by the court.

                11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

                11.14 Survival. The provisions of Sections 7 and 8 shall survive any termination of this Agreement and the termination of Employee's employment hereunder irrespective of the date of occurrence.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first written above.

                                        Great Lakes Aviation, Ltd.

                                        By /s/ Douglas G. Voss
                                           ----------------------------------
                                           Douglas G. Voss
                                           Chairman of the Board of Directors

Employee:

/s/ Charles R. Howell IV
-------------------------
Charles R. Howell IV

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